TRANSNATIONAL FINANCIAL NETWORK, INC. SIGNS AGREEMENT TO ACQUIRE
                              RESIDENTIAL MORTGAGE
                  LENDING DIVISION FROM TEXAS CAPITAL BANK, NA.


         San Francisco, October 18, 2006 - Transnational Financial Network, Inc. (AMEX: TFN - News), a California-based wholesale and retail Mortgage Banking firm, announced today that it has executed a Definitive Purchase Agreement with Texas Capital Bank, NA. ("Texas Capital") to acquire the Bank's residential mortgage lending division ("RML"). Under the terms of the Agreement, TFN will issue up to three million shares of its Common Stock of which 1,291,355 are subject to two earn-out provisions.

         The earn-out has two provisions. If the revenues of RML during the twelve month period ending September 30, 2007 are greater than 20% of the $17,060,000 revenues generated by RML for the twelve months ended September 30, 2006, then TFN will issue an additional 337,355 shares. If the revenues of RML during the twelve month period ending March 31, 2008 are greater than 60% of the revenues of the immediately preceding twelve month period, then TFN will issue an additional 954,000 shares.

         In addition to its retail mortgage activities, RML operates net branches in several other states, all of which are being acquired by TFN upon TFN becoming licensed in those states. In the interim, the branches will be managed for TFN's benefit.

          "RML has been very successful in originating mortgages, building originations to their present level in three years and developing strong sales and broker service programs." said Joseph Kristul, TFN's Chief Executive Officer. He added, "RML gives us significant geographic diversification beyond California and Arizona with a deep and solid senior management team. We plan to expand further our ability to originate mortgage loans through the development of RML utilizing this team."

         Transnational Financial Network, Inc. is a wholesale and retail mortgage banker that originates, funds and sells mortgage loans secured by one to four family residential properties. Through its strong sales and broker service programs, the Company has built a foundation for growth and expansion.

         This News Release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct.